EXHIBIT 10.7
AMENDMENT TO MANUFACTURING AGREEMENT
     THIS AMENDMENT TO MANUFACTURING AGREEMENT (“Amendment”) is made and entered into as of September 30, 2008 (the “Effective Date”), by and between Osiris Therapeutics, Inc., a Delaware corporation (“Osiris”), and NuVasive, Inc., a Delaware corporation (“NuVasive”):
RECITALS
     WHEREAS, on May 8, 2008, Osiris and NuVasive entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Osiris agreed to sell, and NuVasive agreed to purchase, technology related to manufacturing the Osteocel product line (as more specifically set forth therein), such sale and purchase taking place July 24, 2008;
     WHEREAS, pursuant to the Purchase Agreement, on July 24, 2008, Osiris and NuVasive entered into a Manufacturing Agreement (the “Manufacturing Agreement”) whereby Osiris agreed to manufacture and deliver to NuVasive, and NuVasive agreed to purchase, the Product (as defined therein); and
     WHEREAS, Osiris and NuVasive wish to amend certain sections of the Manufacturing Agreement to reduce the purchase price and the minimum performance levels related to the purchase and sale of the Product.
     NOW, THEREFORE, in consideration for the mutual covenants of the parties expressed herein, the sufficiency of which consideration is acknowledged, it is agreed that the Manufacturing Agreement is amended as of the Effective Date as follows:
AMENDMENT
1.	Defined Terms. Except as otherwise provided in this Amendment, capitalized terms will have the meanings assigned to them in the Manufacturing Agreement.

2.	Performance Levels. Sections 3.3.1 and 3.3.2 are hereby deleted in their entirety and replaced with the following:
     3.1.1 Minimum Performance Levels. Osiris shall use its commercially reasonable best efforts to Deliver Product to NuVasive at least in the quantities set forth below during the applicable periods (“Minimum Performance Levels”) and shall Deliver any such Product according to Product unit size and brand name specifications established by NuVasive and set forth in each Order. NuVasive shall provide Orders to purchase from Osiris Product in quantities of at least the Minimum Performance Level for the applicable period.

Minimum Performance
Applicable Period	Level Delivered (cc)
July 24, 2008 to December 31, 2008	95,000
January 1, 2009 to April 15, 2009	30,000
April 16, 2009 to eighteen (18) months following the Technology Closing Date (as defined in the Asset Purchase Agreement)	125,000
          3.3.2 Additional Product.
               (a) Osiris shall have the right, in its discretion, to Process and Deliver Product hereunder in quantities that exceed NuVasive’s Orders (the “Excess Quantities”), provided that Osiris gives advance written notice to NuVasive of its intent to Process and Deliver the Excess Quantities. Following receipt of such written notice, the Parties shall discuss and attempt in good faith to reach agreement on the unit sizes of the Excess Quantities. If the parties are unable to reach agreement on the unit sizes of any Excess Quantities within ten (10) days from the notice, Osiris shall Process and Deliver to NuVasive unit sizes of such Excess Quantities in the same proportion as the unit sizes of Product set forth in NuVasive’s most recent Order.
               Subject to the notice and sizing provisions immediately above, in addition to NuVasive’s requirement to purchase from Osiris Product in quantities of at least the Minimum Performance Level (provided that Osiris and/or its subcontractors Processes at least such quantities) for the applicable period, NuVasive shall purchase from Osiris the Excess Quantities, which together with the Minimum Performance Levels, shall total between *** cubic centimeters and *** cubic centimeters in accordance with this Agreement during the Term; provided, however, that NuVasive shall have no obligation hereunder to purchase Product in quantities greater than *** cubic centimeters, and the Delivery and purchase of such greater quantities of Product, if any, shall be by mutual written agreement of both parties. For all Product Processed hereunder, Osiris shall provide NuVasive with a monthly forecast of projected Product manufacturing quantities for such month.
               (b) Notwithstanding anything in the Agreement to the contrary, Osiris shall manufacture and make available for delivery to NuVasive a minimum of 95,000 cubic centimeters of Product between July 24, 2008 and December 31, 2008 and in no event shall NuVasive be required to accept more than 95,000 cubic centimeters of Product between July 24, 2008 and December 31, 2008, and all authority to schedule shipments and receipt of Product shall be solely at NuVasive’s discretion provided that it accepts at least 95,000 cubic centimeters during the aforementioned period.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

3.	Fees. Articles 4.1, 4.2 and 4.3 are hereby deleted in their entirety and replaced with the following:
     4.1 Product Fees. In consideration of the agreements contained herein as well as the agreements contained in that certain Distribution Agreement, dated as of November 10, 2005, by and between Osiris and Blackstone Medical, Inc.(“Blackstone”), as terminated by that certain Termination and Release Agreement, dated a of September 30, 2008, by and between Osiris and NuVasive on one hand, and Blackstone on the other hand, NuVasive shall pay to Osiris $*** per cubic centimeter of Product (“Product Fees”) for the first 40,323 cubic centimeters delivered to NuVasive since July 24, 2008 and that is not timely rejected by NuVasive pursuant to Section 3.6 above; NuVasive shall pay to Osiris $*** per cubic centimeter for Product deliveries in excess of 40,323 cubic centimeters. All payments due hereunder shall be made in U.S. dollars, without set-off or counterclaim. For the avoidance of doubt, NuVasive shall be responsible for paying to Osiris the Product Fee for all conforming Product that is delivered to NuVasive as a replacement of Product rejected in accordance with Section 3.6 to the extent that payment for such Product was not previously made.
     4.2 Adjustments to Product Fees. The Product Fees shall be escalated on January 1, 2009 to an amount equal to $*** per cubic centimeter, plus an increase to reflect the then current Consumer Price Index (“CPI”). Adjustments to Product Fees shall be effective January 1st and shall apply to all shipments of Product made on or after January 1st.
     4.3 Billing. Inventory delivery to NuVasive shall be billed Cash-On-Delivery (“COD”). NuVasive shall pay to Osiris the Product Fees, by wire transfer of immediately available funds to an account designated in writing by Osiris, each month prior to the close of business on the last day of the month in which the Product was received. In the event that NuVasive fails to pay in accordance with Section 4.3, Osiris may, in addition to any other remedies available to it, assess interest at a rate of one and one-half percent (1.5%) per month on all unpaid amounts.
4.	Full Force and Effect. Except as set forth in this Amendment, the Manufacturing Agreement shall continue unmodified and in full force and effect.

5.	Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be deemed one original and complete instrument.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Manufacturing Agreement as of the date first set forth above.

OSIRIS THERAPEUTICS, INC.		NUVASIVE, INC.

By: Name:	/s/ Philip R. Jacoby Jr. Philip R. Jacoby Jr.	By: Name:	/s/ Alexis Lukianov Alexis Lukianov
Its:	Vice President of Finance	Its:	Chairman & CEO